UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 13, 2007

SAN Holdings, Inc.
(Exact name of registrant as specified in its charter)

Colorado	0-16423	84-0907969
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

9800 Pyramid Court, Suite 130, Englewood, CO 80112
(Address of Principal Executive Offices) (Zip Code)

 (303) 660-3933
Registrant’s telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04 Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

Sun Capital Partners II, LP (“Sun Capital II”), an affiliate of the majority shareholder of SAN Holdings, Inc. (the “Company”), informed the Company on November 9, 2007, of its decision to cease funding the Company, including through the $10 million credit facility that the Company maintains with it. In addition, the Company is in default under its credit agreements with Wells Fargo Bank, National Association (“Wells Fargo”) and with the Company’s primary supplier, Avnet, Inc. (“Avnet”). The credit facilities that the Company maintains with Avnet and with Wells Fargo are discussed further below.

The Company is exploring either a sale of the assets of the Company or filing for bankruptcy. With respect to the former, the Company engaged an investment banker in August of 2007 to assist the Company in pursuing strategic alternatives and with respect to the latter, the Company engaged bankruptcy counsel in November of 2007. In connection with exploring strategic alternatives, in August of 2007, the board formed a special committee consisting of Daryl Hollis, George Rea and Kent Lund, all independent members of the board.

As of the date of this filing, we do not believe that our liquidity sources are adequate to fund our operations for the next month. There can be no assurance that the Company will be successful in finding alternative funding sources or that the terms of any such funding sources will be favorable to the Company.

Avnet

The Company purchases more than half of its products from Avnet. Avnet holds a security interest in all of the Company’s assets, whereby all indebtedness with Avnet is secured, except for $1,000,000. This security interest is subordinate to the security interest granted to Wells Fargo in connection with the Company’s borrowing facility with Wells Fargo. On November 15, 2007, Avnet issued a letter of default to the Company demanding immediate payment of all past due amounts (for a total of $1.3 million) and informed us of its decision to cease selling to the Company on trade credit terms. The Company does not currently have sufficient liquidity to satisfy Avnet’s demand of payment. As of the date of this filing, the total amount due to Avnet, including past due and current amounts, is $2.9 million. The Company will be required to find other sources for the goods that it purchased from Avnet, and there is no assurance that we will be successful in finding alternative sources based on the Company’s current liquidity position.

Wells Fargo

The Company has a revolving credit line with Wells Fargo to borrow up to $12.0 million, which is secured by substantially all assets of SANZ Inc. and Solunet Storage, Inc. (the “Borrowers”), wholly-owned subsidiaries or indirect subsidiaries of the Company. As of the date of this filing, the Company has approximately $3.0 million outstanding on this borrowing facility.

The Company’s ability to borrow under the Wells Fargo facility is subject to the amount of our accounts receivable balance, as well as complying with the financial covenants under the borrowing facility. Financial covenants for 2007 are as follows: (1) minimum net income (loss) on a year to date basis, calculated quarterly; (2) minimum net worth plus “subordinated debt” (measured in the aggregate, with amounts loaned to the Borrowers from San Holdings, Inc. being defined as subordinated debt), calculated on a monthly basis; (3) minimum availability, calculated monthly; (4) capital expenditure limit, calculated on an annual basis; and (5) a minimum cash infusion from San Holdings, Inc. or an outside source if the Borrowers generate a net loss in a given quarter and have generated a net loss on a year to date basis at that time, in an amount equal to the lesser of the quarterly net loss or the year to date net loss. If the Company is unable to comply with these financial covenants, the facility could cease to be available to the Company. As of the date of this filing, the Company is in default under certain of its covenants with Wells Fargo.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 13, 2007, the Company entered into change in control bonus agreements with its four managing executives, Todd Oseth, David Rosenthal, Kevin Burns and Robert Antoniazzi. The bonus agreements, which were approved by the board of directors of the Company on October 11, 2007, become payable in the event there is a change in control that occurs prior to March 31, 2008. If there is a change in control, Messrs. Oseth, Rosenthal, Burns and Antoniazzi will be entitled to a lump sum payment equal to $262,500, $168,750, $150,000 and $150,000, respectively, representing nine months salary for each of these executives.

Each of the bonus agreements defines a change in control as (i) a merger with or into, a consolidation with or other transaction with another entity (other than any such transaction for the purpose of changing the Company’s domicile or form of organization) in which the beneficial owners of the outstanding voting stock of the Company immediately prior to such transaction are the beneficial owners of less than fifty percent (50%) of the outstanding voting stock of the surviving entity immediately after such transaction, (ii) a sale of all or substantially all of the assets of the Company, or (iii) a transaction or series of related transactions (other than a merger or a transaction or series of transactions involving the sale of securities by the Company for primarily financing purposes) in which any person or group of persons becomes the beneficial owner of equity securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding equity securities; provided, however, that the term “change in control” shall not include transactions (x) with affiliates of Sun Capital Partners, Inc. (“Sun”) or the Company, or (y) pursuant to which more than fifty percent (50%) of the shares of voting stock of the surviving or acquiring entity is owned and/or controlled (by agreement or otherwise), directly or indirectly, by Sun or its affiliates; provided, further, that a transaction shall not constitute a change in control unless the transaction also constitutes a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets, within the meaning of Section 409A(a)(2)(A)(v) of the Internal Revenue Code of 1986, as amended, and the regulations or other published guidance (including, without limitation, Treasury Regulation Section 1.409A-3) promulgated thereunder. This description of the bonus agreements is not complete and is qualified in its entirety by the bonus agreements, which are filed as exhibits to this report.

Item 8.01 Other Events

The Company has determined that, due to the current uncertainty in the Company’s liquidity position as disclosed in Item 2.04 of this report and the potential impact thereof on the Company’s financial results for the quarter ended September 30, 2007, it is unable to finalize its Quarterly Report on Form 10-Q for the quarter ended September 30, 2007, and the financial statements for the quarter ended September 30, 2007, required to be included therein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits The following is a complete list of exhibits filed as part of this Report. Exhibit numbers correspond to the numbers in the exhibit table of Item 601 of Regulation S-K.

Exhibit No.	Description
10.01	Bonus Agreement dated November 13, 2007, between the Company and Todd Oseth.
10.02	Bonus Agreement dated November 13, 2007, between the Company and David Rosenthal.
10.03	Bonus Agreement dated November 13, 2007, between the Company and Kevin Burns.
10.04	Bonus Agreement dated November 13, 2007, between the Company and Robert Antoniazzi.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

SAN HOLDINGS, INC.

By:	/s/ David I. Rosenthal
David I. Rosenthal, Chief Financial Officer and Secretary

Date: November 19, 2007